EXHIBIT 99.2

American Eagle Outfitters, Inc.
June 2005
Recorded Sales Commentary Transcript dated July 6, 2005

Welcome to the American Eagle Outfitters June 2005 Sales Commentary. This is Laura Weil, Chief Financial Officer. During this call, I will make certain forward-looking statements, based upon information, which represent the company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the month ended July 2, 2005, increased 37.3% to a record $197.4 million, compared to $143.8 million for the month ended July 3, 2004. June comparable store sales increased 28.0%, which follows an 8.7% comp increase last June.

We are extremely pleased with our June results. Business was robust, and consistent throughout the month, led by strong traffic and transactions. Both our men's and women's divisions comped in the positive high-twenties, reflecting strength in nearly all merchandise categories. Key items including knits, denim and shorts produced very favorable comps.

Strong sell-throughs drove a high single-digit increase in our average unit retail price, which reflected fewer markdowns in June compared to last year. Transaction trends remained strong, rising in the high-teens per average store over last year. Sales units sold per store increased nearly 20%, and units per transaction increased in the low single-digits. Store traffic trends and our conversion rates were also favorable compared to last year.

Comps by week were as follows:

Week one increased in the high-twenties, compared to a positive high single-digit comp last year;

Week two increased in the low-thirties, compared to a low single-digit increase;

Comps in week three were positive mid-twenties compared to a high-teen increase; and

Comps in weeks four and five rose in the high-twenties, compared to increases in the low single-digits and high single-digits last year, respectively.

All geographic regions demonstrated strong brand momentum.

Comps in the West rose approximately 20%;

The Mid-West increased in the mid-twenties;

Comps in the Southwest and Canada were up in the high-twenties;

The Southeast increased in the low-thirties, and

Comps in the Mid-Atlantic and Northeast regions rose in the mid-thirties, compared to last year.

We look forward to our upcoming fall season, which begins next week, with the arrival of our back-to-school assortment.

Based on strong business in June, we are raising our second quarter earnings guidance to $0.34 to $0.35 per share, representing 55 to 59% earnings growth over $0.22 per share from continuing operations last year.

Thank you for your continued interest in American Eagle Outfitters.